Exhibit 8.3

30 St Mary Axe
London, EC3A 8AF
United Kingdom
Facsimile:
Telephone: +44 20 7469 2000	+44 20 7469 2001

www.kirkland.com

19 March 2021

To:	Galileo NewCo Limited

PO Box 656

East Wing

Trafalgar Court

Les Banques

St Peter Port

GUERNSEY GY1 3PP

(the “Addressee”)

Dear Sir or Madam,

Galileo NewCo Limited – English Law Tax Opinion

1.	Introduction

1.1

We have been instructed by the Addressee solely for the purpose of providing this opinion and drafting the discussion under the heading “United Kingdom Tax Considerations” in the amended registration statement on Form F-4 dated 10 March 2021 (the “Registration Statement”).

1.2	Capitalised terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

1.3

The Registration Statement relates to the registration of (i) up to 34,500,000 ordinary shares of the Addressee with a par value of $0.01 per share (“NewCo Common Shares”) and (ii) up to 9,200,000 NewCo Common Shares issuable upon exercise of dMY warrants assumed by the Addressee as part of the Business Combination.

1.4	We have taken instructions solely from the Addressee.

1.5

This letter, each opinion expressed in it (each an “opinion statement”) and any non-contractual obligations arising out of or in connection with it (and/or any opinion statement) is governed by and construed in accordance with English law.

KIRKLAND & ELLIS INTERNATIONAL LLP IS A MULTINATIONAL PRACTICE, THE PARTNERS OF WHICH ARE SOLICITORS OR REGISTERED FOREIGN LAWYERS (ADMITTED IN THE U.S. AND OTHER JURISDICTIONS), AND IS AUTHORIZED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY (SRA NUMBER 349107). A LIST OF THE PARTNERS, GIVING EACH PARTNER’S PROFESSIONAL QUALIFICATION AND JURISDICTION OF QUALIFICATION IS OPEN TO INSPECTION AT THE ADDRESS ABOVE.

ASSOCIATED OFFICES

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19 March 2021

1.6	The headings in this letter do not affect its interpretation.

2.	Assumptions and qualifications

2.1	For the purposes of giving this opinion, we have with your permission assumed (and relied upon these assumptions):

(a)	that the Addressee is and will continue to be resident solely in the United Kingdom for United Kingdom tax purposes;

(b)

the conformity to the originals of all documents supplied to us as drafts, certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of such documents, and the authenticity and completeness of all documents supplied to us as originals;

(c)

the genuineness of all signatures and seals on the documents and instruments submitted to us for the purposes of this opinion and where we have been provided with only signature pages of documents, that the original signed versions of such documents will not differ from the last version of the full documents provided to us;

(d)

that there are no provisions of the laws of any jurisdiction outside the United Kingdom which would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside United Kingdom may be relevant, such laws have been or will be complied with (including without limitation, the obtaining of all necessary consents, licences, registrations, approvals and filings);

(e)

that all factual representations, warranties and statements made or agreed to by the parties to the Registration Statement and all statements of fact or intention contained in the Registration Statement are true and accurate, as of the date hereof; and

(f)	that there are no documents or information which we have not been provided with which could affect the accuracy of this opinion.

2.2	We have not independently verified any of the above assumptions.

2.3	This opinion is furnished to you solely for use in connection with the Registration Statement.

2.4

This opinion is strictly limited to the matters set out in paragraph 3 (Opinion statement) and does not address matters such as the commerciality of any transaction contemplated in the Registration Statement, any statement of fact or intention contained in the Registration Statement, the incorporation or existence of the Addressee, the corporate

19 March 2021

power or authority of the Addressee to enter into the transactions contemplated in the Registration Statement, whether the obligations of the Addressee are valid, binding and enforceable, or whether any security documents entered into in connection with the transactions contemplated in the Registration Statement are effective to create security interests in the assets described in such security documents.

2.5

This letter only applies to those facts and circumstances which exist at the date of this letter. You expressly agree and acknowledge that we do not have and do not assume any obligation to provide you with any opinion or advice, or to update this letter in any respect, after the date of this letter.

2.6

The opinion statement is subject to the assumptions and qualifications set out herein and to any matters not disclosed to us. Each opinion statement is strictly limited to the matters stated below and does not extend, by implication or otherwise, to any other matters. Each provision in this letter which has the effect of limiting an opinion statement is independent of any other such provision and is not to be read or implied as restricted by it.

2.7	This letter is limited to United Kingdom tax law in force at the date of this letter as currently applied and interpreted by the English courts.

2.8

We have not investigated the laws of any country or jurisdiction other than the United Kingdom (a “foreign jurisdiction”). We assume that no law or regulation of a foreign jurisdiction (a “foreign law”) affects the opinion statement. We make no opinion statement in relation to any foreign law (including to the extent it may affect matters of United Kingdom tax law) or the application or interpretation of English law or any foreign law by any court of a foreign jurisdiction (a “foreign court”). We make no opinion statement in relation to the enforceability of any judgement of a foreign court. In relation to any agreement governed by a foreign law referred to in this letter, to the extent relevant to the opinion statement, we assume that words and phrases in that agreement have the same meaning they would have if the agreement was governed by English law.

19 March 2021

3.	Opinion Statement

On the basis of and subject to the foregoing, we confirm that the legal statements contained in the discussion under the heading “United Kingdom Tax Considerations” in the Registration Statement, insofar as such statements constitute a summary of United Kingdom tax law, constitute our opinion with respect to the matters set forth therein, subject to the assumptions, qualifications and limitations stated herein and therein. No opinion is expressed as to any matter not discussed therein.

4.	Disclosure

4.1

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Exhibit Index under 8.3 in the Registration Statement and in the Section in the Registration Statement entitled “Material Tax Considerations – United Kingdom Tax Considerations”. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

5.	Disclaimer

We hereby disclaim all responsibility to any person other than the Addressee in relation to this letter, and the opinion statement made in this letter, or otherwise.

19 March 2021

Yours faithfully,

/s/ Kirkland & Ellis International LLP